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                                  EXHIBIT 10.8
                                  ------------

                                      ATRIX
                                      -----
                               LABORATORIES, INC.



December 27, 1995



Mr. Rees M. Orland
877 East Westminster
Lake Forest, Illinois 60045-1508

Dear Mr. Orland,

         On behalf of the Atrix Board of Directors and Executive Management, I am pleased to offer you the position of Vice President of Sales and Marketing of Atrix Laboratories, Inc. effective January 1, 1996. You will report directly to Mr. John E. Urheim., Vice Chairman of the Board and Chief Executive Officer. I think the job is a perfect match and that you will enjoy the opportunities, the people, and the business very much. At the same time, I'm confident that you will lead the Sales and Marketing group well, provide the direction for its continued growth and help the rest of senior management set an appropriate strategic direction for the corporation.

         Your primary objective at Atrix will be to consistently meet sales goals through the creation of a sales, marketing and distribution function of the highest caliber consistent with what we are striving for in terms of excellence throughout the organization. To meet the objective you will develop a five year strategic marketing and distribution plan worldwide. Because of the technical nature of our products, training of Atrix personnel as well as our customers will be a critical element of all that we do.

         The major elements of our employment offer are outlined as follows:

          A. Base Salary: Your annual, base salary will be $150,000, to be paid twice per month; and, will be reviewed annually. Merit increases are given based on performance and achievement of Company goals. Annual salary reviews for officers are given by the Board of Directors.

          B. Initial Stock Option: You will be granted an option of 40,000 shares of Atrix Laboratories, Inc., common stock under the Company's Performance Stock Option Plan. The exercise price will be the closing bid price reported in The Wall Street Journal on the first day of your employment. The option will be exercisable at the rate of 33-1/3 percent a year upon each anniversary date of employment.

          C. 401(k) Savings Plan: Atrix's 401(k) plan is administered by the Principal Financial Group, and enrollment is open any time after employment. After a year of service, you will be eligible for participation in a 401(k) savings plan in which the Company matches 50 percent of your contribution up to 6 percent of your salary subject to non-

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Mr. Rees M. Orland
December 20, 1995
Page 2


                  discrimination rules. If you have an existing 401(k), it may be rolled-over into the Atrix plan and you may make additional contributions to the Atrix plan upon hire.

         D. Insurance: You will be eligible to participate in the Company's full range of insurance, including medical, dental, disability, accident and life in accordance with the Company waiting period.

          E. Termination: In the event that you are terminated for any of the following:

                  1. the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers;

                  2. the sale, exchange or other disposition in one transaction, of two-thirds of the outstanding capital stock of the Company:

                  3.       if your position is eliminated, other than for cause;

                  4. if there is a change in control of the Company through a merger of consolidation of the Company in a transaction in which the shareholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation or other business entity and as a result of the change in control your responsibilities are substantially reduced, the Company will pay you, in addition to amounts accrued in respect to periods prior to such termination, severance equal to nine month's salary and benefits. Notwithstanding the above, such severance shall only be paid until such time as you become employed, on a consulting basis or otherwise. Upon such termination other than for cause, all unvested stock options shall immediately vest.

          F.      Relocation:  Relocation expense reimbursements include:

                  1. Atrix will pay you up to $50,000 in accordance with our Relocation Assistance Policy, a copy of which is attached for your convenience. This policy takes into consideration certain IRS restrictions and requirements. Basically, all normal moving expenses (packing, loading, transporting of household goods) are deductible. We do not pay a gross up for any amount spent on relocation expenses in excess of the standard IRS deductible expenses. The Company will pay temporary living expenses during the period January 1, 1996 through March 31, 1996. In addition, the Company will reimburse you for rent only during the period April 1, 1996 through June 30, 1996.

                  2. Also, to further assist you and your wife in moving to Fort Collins, the Company will pay your bi-weekly airfare between Fort Collins and Chicago until February 29, 1996, or until you are relocated, whichever comes first.

         This summarizes the various elements in our offer. I believe Atrix Laboratories represents an ideal match between your extensive experience and our specific needs at this time. I know you agree there is an




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Mr. Rees M. Orland
December 20, 1995
Page 3



enormous opportunity here and that by working together with other members of management we can create a truly unique, highly profitable organization here.



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Mr. Rees M. Orland
December 20, 1995
Page 4


         I look forward to working with you in this exciting endeavor.

         Sincerely,



         /s/ John E. Urheim
         Chief Executive Officer and Vice Chairman of the Board



Accepted:  /s/ Rees M. Orland                            Date:   1/1/96
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encls:     401(k) Plan Description
           Employee Relocation Assistance Plan
           Stock Option Plan